Exhibit 99.1

Net1 Reports First Quarter 2014 Results and Signs Letter of Intent for New BEE Transaction

  Revenue and Fundamental EPS of $123 million and $0.37, a constant currency increase of 34% and 77%, respectively;

  On November 6, 2013, signed a letter of intent to issue 4.4 million shares at ZAR 88.50 as part of a BEE transaction.

JOHANNESBURG, November 7, 2013 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first quarter of fiscal 2014 and announced that it had signed a letter of intent related to a proposed BEE transaction.

Summary Financial Metrics

	Three months ended September 30,
			% change	% change
	2013	2012	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	123,494	111,682	11%	34%
GAAP net income	11,596	6,744	72%	108%
Fundamental net income (1)	16,823	11,498	46%	77%
GAAP earnings per share ($)	0.25	0.15	72%	108%
Fundamental earnings per share ($) (1)	0.37	0.25	46%	77%
Fully-diluted shares outstanding (‘000’s)	45,801	45,589	1%
Average period USD/ ZAR exchange rate	10.00	8.26	21%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2014 and Q1 2013 results

  Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 21% against the ZAR during Q1 2014 which negatively impacted our reported results;
  SASSA implementation complete: Our SASSA contract implementation is complete and Q1 2014 was the first full quarter without any implementation-related expenditure since the tender was awarded to us in January 2012. We incurred implementation-related expenditure, including smart card costs, of approximately $15.8 million during Q1 2013;
  Higher revenue resulting from an increase in low-margin prepaid airtime sales: Our revenue has increased as a result of the deployment of our Umoya Manje prepaid airtime offering during the quarter, which has lower margins compared with our other South African businesses;
  National rollout of our financial services offering: We commenced the national roll out of our financial services offering during Q1 2014, which resulted in higher revenue from UEPS-based loans. Profitability in the financial services segment however was lower due to rollout costs, including hiring and training of additional staff and infrastructure deployment;
  Ad hoc hardware sales in fiscal 2014: We sold more terminals and cards during Q1 2014 as a result of ad hoc orders received from our customers; and
  DOJ and SEC investigation-related expenses: We incurred DOJ and SEC investigation-related expenses of $2.1 million during Q1 2014.

Letter of Intent for New Broad-Based Black Economic Empowerment (“BEE”) Transaction

On November 6, 2013, we signed a letter of intent to issue 4,400,000 shares (“BVI Shares”), which will be contractually restricted as to resale as described below, of our common stock at a price of ZAR 88.50 per share (calculated as 75% of the closing price of our common stock on the JSE Limited on November 5, 2013) to Business Venture Investments 1567 (Proprietary) Limited (RF) (“BVI”), a special purpose entity owned by a BEE consortium, pursuant to a new BEE transaction. Issuance of the BVI Shares is subject to the conclusion of a Relationship Agreement before December 1, 2013, which will include certain conditions, including obtaining the relevant regulatory approvals. Under certain circumstances we may call the BVI Shares then owned, in exchange for a minority interest in our wholly-owned subsidiary Cash Paymaster Service Proprietary Limited.

Similar to our January 2012 proposed BEE transaction, the lead partner in the BEE consortium is Mosomo Investment Holdings (Pty) Ltd, a well-known black empowerment investment company headed by former Net1 non-executive director Brian Mosehla, with a proven track record in transformation, and with experience in mining, financial services and mass banking concepts. Other partners in the BEE consortium will include community-focused organizations led by black women and community development enterprises.

This BEE transaction is part of our efforts to strengthen the development of our business plan, and is in compliance with South African regulation and business practice. Our actions in support of achieving a stronger BEE standing build on our prior efforts, and the proposed structure is similar to transactions pursued by other leading South African companies across multiple industries.

The letter of intent provides that BVI will pay the purchase price of ZAR 88.50 per share in ZAR. The BVI Shares will be locked-up for a period of five years from date of issue, with the exception of periodic sales in order to fund the repayment of the loan and related interest as described below.

Our wholly owned subsidiary, Net1 Applied Technologies South Africa Proprietary Limited, will lend BVI the funds to effect the purchase of the BVI Shares and these shares will act as the collateral on the loan. The key terms of the loan are:

  The loan will bear interest at rate equal to Johannesburg Interbank rate (“JIBAR”) (currently 550 basis points) plus 300 basis points;
  The loan principal is to be repaid as follows; 10% each after the first and second years, 15% each after the third and fourth years, and 50% after the fifth year. Interest payments on the loan are due semi-annually;
  After five years, Net1 will have the right, but not the obligation, to repurchase all or any portion of any remaining shares; and
  The loan will be repaid in full using the proceeds from the sale of a sufficient amount of BVI Shares if our share price is or exceeds ZAR 177.00 per share (200% of ZAR 88.50 per share) on the JSE at any time during term of the loan. As of November 5, 2013, our closing price on the JSE was ZAR 118.00 per share.

Comments and Outlook

“I am very pleased with our first quarter 2014 results and the tangible progress we are making on executing our business strategy now that our SASSA implementation is complete," said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “Net1 Mobile Solutions has demonstrated significant traction with the roll out of its mobile-based prepaid airtime product, "Umoya Manje" and our financial services business unit has now commenced its UEPS-based lending activities nationally. We are also reviewing some of our underperforming businesses and contracts, and have begun to take steps to rationalize the same in order to focus on our key growth areas,” he concluded.

Regarding the new BEE transaction Dr. Belamant added, “We are delighted to have agreed new terms with our empowerment partners following the expiration of the previous option transaction. As before, we remain convinced that it is imperative for us to conclude a meaningful empowerment transaction to express our commitment to the principles and objectives of BEE and compliance with the established codes of good practice and transformation charters, while balancing the interests of our global shareholders in order to create a platform for a successful and sustainable South African business. We believe that we will achieve this goal with the terms we have agreed for this new BEE transaction, including the provision of financial assistance to our BEE partners to ensure the implementation of the transaction,” he concluded.

“With our one-time implementation costs now behind us, we expect to continue demonstrating a marked improvement in year-over-year profitability during fiscal 2014,” said Herman Kotzé, Chief Financial Officer of Net1. “Taking into account our anticipated issuance of 4.4 million shares as part of our proposed BEE transaction, for fiscal 2014, we continue to expect fundamental earnings per share of at least $1.50, assuming a constant currency base of ZAR 8.71/ $1. The share count assumption in our guidance represents our fiscal 2013 weighted-average share count of approximately 45.7 million shares plus approximately 2.5 million weighted-average number of shares related to the proposed BEE transaction,” he concluded.

SASSA tender award litigation: Constitutional Court has not ruled yet

On September 10, 2013, the South African Constitutional Court heard oral arguments on the appeal by AllPay Consolidated Investment Holdings (Pty) Ltd, or AllPay, against the ruling by the South African Supreme Court of Appeal upholding the award of the SASSA tender to us. The Constitutional Court has reserved judgment. We cannot predict when or how it will rule on the matter.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

       South African transaction-based activities

Segment revenue was $63.0 million in Q1 2014, up 3% compared with Q1 2013 in USD and up 24% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to more low-margin transaction fees generated from beneficiaries using the South African National Payment System, incremental prepaid airtime sales driven by the rollout of our Umoya Manje product. Segment operating income margin was 21% and 10%, respectively, and increased primarily due to the elimination of SASSA implementation costs in Q1 2014. Excluding amortization of acquisition-related intangibles, Q1 2014 segment operating income margin was 22% compared with 13% in Q1 2013.

       International transaction-based activities

KSNET continues to contribute the majority of our revenues and operating income in this operating segment. Segment revenue was $36.8 million in Q1 2014, up 16% compared with Q1 2013 in USD and 41% on a constant currency basis. The increase in segment revenue was primarily due to KSNET’s revenue growth during Q1 2014 and was offset by the expiration and non-renewal of NUETS’ contract with its Iraqi customer in Q3 2013. Operating income during Q1 2014 was negatively impacted by the loss of this contract as well as ongoing losses related to our XeoHealth launch in the United States and at Net1 Virtual Card as well as ongoing competition in the Korean marketplace, but was partially offset by increased revenue contributions from KSNET. Excluding the amortization of intangibles, Q1 2014 operating income margin was 14% compared to 9% during Q1 2013.

       Smart card accounts

Segment revenue was $11.3 million in Q1 2014, up 35% compared with Q1 2013 in USD and 64% on a constant currency basis and increased as a result of the increase in the number of smart card accounts. Segment operating income margin from providing smart card accounts for Q1 2014 and 2013 was 28% and 29%, respectively.

       Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this segment. Segment revenue was $2.4 million in Q1 2014, up 75% compared with Q1 2013 in USD and 112% higher on a constant currency basis, principally due to the substantial increase in the number of loans granted as we rolled out our product nationally. Q1 2014 segment operating income margin was 2% compared with 79% during Q1 2013 primarily due to start-up expenses incurred to roll the product out nationally and the re-allocation of UEPS-based lending corporate and administration overhead expenses. Smart Life did not contribute to operating income in the first quarter of fiscal 2014 as it is currently unable to issue new insurance policies as a result of the suspension of its license by the Financial Services Board in fiscal 2013.

       Hardware, software and related technology sales

Segment revenue was $9.9 million in Q1 2014, up 11% compared with Q1 2013 in USD and 34% on a constant currency basis. The increase in revenue and operating income resulted from more ad hoc terminal and smart card sales. Excluding amortization of all intangibles, segment operating income margin was 31% compared to 23% during Q1 2013.

       Corporate/eliminations

The increase in our corporate expenses resulted primarily from legal fees we incurred in connection with the DOJ and SEC investigations and other corporate head office-related expenses.

       Cash flow and liquidity

At September 30, 2013, we had cash and cash equivalents of $47.7 million, down from $53.7 million at June 30, 2013. The decrease in our cash balances from June 30, 2013, was primarily due to the expansion of our UEPS-based lending business, offset by cash generated from operations. For Q1 2014, net cash used in operating activities was $1.7 million compared with net cash provided by operating activities of $25.7 million in Q1 2013.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the decrease in cash from operating activities resulted from the expansion of our UEPS-based lending book and the timing of prefunding related to the October 2013 payment cycle, offset by improved cash generated from operating activities and the elimination of implementation costs related to our SASSA contract in fiscal 2014. Capital expenditures for Q1 2014 and 2013 were $5.6 million and $6.5 million, respectively, and have decreased primarily due to lower capital expenditures as our SASSA contract implementation is now complete.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

       Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, as well as (a) in fiscal 2014, DOJ and SEC investigations-related expenses; and (b) in fiscal 2013, acquisition-related costs. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

       Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q1 2014 results on November 8, 2013, at 8:00 Eastern Time. To participate in the call, dial 1-866-652-5200 (U.S. only), 1-855-669-9657 (Canada only), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 29, 2013.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. In addition, statements relating to our proposed BEE transaction are forward-looking statements. The letter of intent described in this announcement is non-binding and is subject to the completion of definitive documentation that will provide for the satisfaction of conditions to be contained therein before any shares are issued. There can be no assurance that we will enter into definitive agreements on the terms set forth herein, if at all. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Managing Director
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2013	2012
	(In thousands, except per share data)

REVENUE	$123,494	$111,682

EXPENSE

Cost of goods sold, IT processing, servicing and support	56,559	45,101

Selling, general and administration	40,506	47,252

Depreciation and amortization	10,029	10,004

OPERATING INCOME	16,400	9,325

INTEREST INCOME	3,319	3,091

INTEREST EXPENSE	1,752	2,071

INCOME BEFORE INCOME TAX EXPENSE	17,967	10,345

INCOME TAX EXPENSE	6,485	3,729

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	11,482	6,616

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	103	128

NET INCOME	11,585	6,744

(ADD) NET (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(11)	-

NET INCOME ATTRIBUTABLE TO NET1	$11,596	$6,744

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.25	$0.15
Diluted earnings attributable to Net1 shareholders	$0.25	$0.15

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2013	2013
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$47,670	$53,665
Pre-funded social welfare grants receivable	4,263	2,934
Accounts receivable, net of allowances of – September: $935; June: $4,701	118,025	102,614
Finance loans receivable, net of allowances of – September: $701; June: $-	17,338	8,350
Inventory	11,063	12,222
Deferred income taxes	5,125	4,938
Total current assets before settlement assets	203,484	184,723
Settlement assets	685,305	752,476
Total current assets	888,789	937,199
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $92,099; June: $84,808	48,716	48,301
EQUITY-ACCOUNTED INVESTMENTS	1,270	1,183
GOODWILL	180,950	175,806
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
September: $145,909; June: $141,024	76,915	77,257
OTHER LONG-TERM ASSETS, including reinsurance assets	36,150	36,576
TOTAL ASSETS	1,232,790	1,276,322
LIABILITIES
CURRENT LIABILITIES
Accounts payable	14,036	26,567
Other payables	38,802	33,808
Current portion of long-term borrowings	15,007	14,209
Income taxes payable	9,261	2,275
Total current liabilities before settlement obligations	77,106	76,859
Settlement obligations	685,305	752,476
Total current liabilities	762,411	829,335
DEFERRED INCOME TAXES	18,703	18,727
LONG-TERM BORROWINGS	70,374	66,632
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	21,499	21,659
TOTAL LIABILITIES	872,987	936,353
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 45,780,513; June: 45,592,550	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	161,605	160,670
TREASURY SHARES, AT COST: September: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(93,544)	(100,858)
RETAINED EARNINGS	464,214	452,618
TOTAL NET1 EQUITY	356,511	336,666
NON-CONTROLLING INTEREST	3,292	3,303
TOTAL EQUITY	359,803	339,969
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,232,790	$1,276,322

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2013	2012
	(In thousands)

Cash flows from operating activities
Net income	$11,585	$6,744
Depreciation and amortization	10,029	10,004
Earnings from equity-accounted investments	(103)	(128)
Fair value adjustments	(133)	(293)
Interest payable	972	1,192
Profit on disposal of plant and equipment	(1)	-
Stock-based compensation charge	930	1,116
Facility fee amortized	69	88
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(23,101)	5,892
Decrease (Increase) in inventory	1,011	(959)
Decrease in accounts payable and other payables	(8,668)	(1,349)
Increase in taxes payable	6,921	5,438
Decrease in deferred taxes	(1,187)	(2,016)
Net cash (used in) provided by operating activities	(1,676)	25,729

Cash flows from investing activities
Capital expenditures	(5,616)	(6,453)
Proceeds from disposal of property, plant and equipment	48	105
Acquisitions, net of cash acquired	-	(1,913)
Repayment of loan by equity-accounted investment	-	3
Other investing activities, net	(1)	-
Proceeds from maturity of investments related to insurance business	-	545
Net change in settlement assets	51,773	60,779
Net cash provided by investing activities	46,204	53,066

Cash flows from financing activities
Proceeds from issue of common stock	-	240
Net change in settlement obligations	(51,773)	(60,779)
Net cash used in financing activities	(51,773)	(60,539)

Effect of exchange rate changes on cash	1,250	165

Net (decrease) increase in cash and cash equivalents	(5,995)	18,421

Cash and cash equivalents – beginning of period	53,665	39,123

Cash and cash equivalents – end of period	$47,670	$57,544

See Notes to Unaudited Condensed Consolidated Financial Statements

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2013 and 2012 and June 30, 2013

								Change – constant
				Change - actual				exchange rate(1)
				Q1 ‘14		Q1 ‘14		Q1 ‘14		Q1 ‘14
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q1 ‘14	Q1 ‘13	Q4 ‘13	Q1‘13		Q4 ‘13		Q1‘13		Q4 ‘13
Revenue:
SA transaction-based activities	$63,032	$61,364	$59,268	3%		6%		24%		16%
International transaction-based activities	36,817	31,649	35,600	16%		3%		41%		13%
Smart card accounts	11,329	8,364	11,750	35%		(4%	)	64%		5%
Financial services	2,427	1,384	2,062	75%		18%		112%		28%
Hardware, software and related technology sales	9,889	8,921	9,202	11%		7%		34%		17%
Total consolidated revenue	$123,494	$111,682	$117,882	11%		5%		34%		14%

Consolidated operating income (loss):
SA transaction-based activities	$13,282	$6,400	$9,060	108%		47%		151%		60%
Operating income (loss) excluding amortization	13,808	7,849	9,632	76%		43%		113%		56%
Amortization of intangible assets	(526)	(1,449)	(572)	(64%	)	(8%	)	(56%	)	0%
International transaction-based activities	2,051	(171)	1,365	nm		50%		nm		64%
Operating income excluding amortization	5,200	2,981	4,536	74%		15%		111%		25%
Amortization of intangible assets	(3,149)	(3,152)	(3,171)	(0%	)	(1%	)	21%		8%
Smart card accounts	3,228	2,385	3,349	35%		(4%	)	64%		5%
Financial services	56	1,097	354	(95%	)	(84%	)	(94%	)	(83%	)
Hardware, software and related technology sales	2,948	1,984	2,216	49%		33%		80%		45%
Operating income (loss) excluding amortization	3,021	2,072	2,295	46%		32%		77%		43%
Amortization of intangible assets	(73)	(88)	(79)	(17%	)	(8%	)	0%		1%
Corporate/ Eliminations	(5,165)	(2,370)	(2,753)	118%		88%		164%		104%
Total operating income (loss)	$16,400	$9,325	$13,591	76%		21%		113%		31%

Operating income margin (%)
SA transaction-based activities	21%	10%	15%
International transaction-based activities	6%	(1% )	4%
International transaction-based activities excluding amortization	14%	9%	13%
Smart card accounts	28%	29%	29%
Financial services	2%	79%	17%
Hardware, software and related technology sales	30%	22%	24%
Overall operating margin	13%	8%	12%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2014 also prevailed during the first quarter of fiscal 2013 and the fourth quarter of fiscal 2013.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended September 30, 2013 and 2012

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	11,596	6,744	0.25	0.15	115,959	55,709	2.54	1.22

Intangible asset amortization, net .	2,832	3,501			28,317	28,917
Stock-based compensation charge	930	1,116			9,300	9,219
Facility fees for KSNET debt	69	89			690	735
DOJ and SEC investigations- related expenses	1,396	-			13,960	-
Acquisition-related costs	-	48			-	397
Fundamental	16,823	11,498	0.37	0.25	168,226	94,977	3.69	2.09

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2013 and 2012

	2013	2012

Net income (USD’000)	11,596	6,744
Adjustments:
Profit on sale of property, plant and equipment	(1)	-
Tax effects on above	-	-

Net income used to calculate headline earnings (USD’000)	11,595	6,744

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,613	45,515

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,801	45,589

Headline earnings per share:
Basic, in USD	0.25	0.15
Diluted, in USD	0.25	0.15

Calculation of the denominator for headline diluted earnings per share

Three months ended September 30, 2013 and 2012

	Q1 ‘14	Q1 ‘13

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	45,613	45,515
Effect of dilutive securities under GAAP	188	74
Denominator for headline diluted earnings per share	45,801	45,589

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.